Exhibit 16.1
April 8, 2016
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Appliance Recycling Centers of America, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K of Appliance Recycling Centers of America, Inc. dated April 8, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s/ Baker Tilly Virchow Krause, LLP

Baker Tilly Virchow Krause, LLP